ALICO REPORTS FOURTH QUARTER AND ANNUAL EARNINGS

La Belle, FL., December 15, 2008 -- Alico, Inc. (NASDAQ: ALCO), a land management company, announced a net loss for the fourth quarter of the fiscal year ended September 30, 2008 of $4.6 million or $0.62 per share, compared with a net loss of $7.2 million or $0.97 per share for the fourth quarter of the fiscal year ended August 31, 2007.  Annual earnings were $4.7 million, or $0.64 per share, for the fiscal year ended September 30, 2008 compared with a net loss of $13.7 million, or $1.86 per share, for the fiscal year ended August 31, 2007.   The Company changed its fiscal year to September 30 from August 31 during October 2007.  Annual net income was impacted by an IRS settlement during the fiscal years ended September 30, 2008 and August 31, 2007, respectively.

Operating revenue during the fourth quarter of the fiscal year ended September 30, 2008 was $3.4 million compared with operating revenue of $4.0 million during the fourth quarter of the fiscal year ended August 31, 2007.  Annual operating revenues were $116.4 million compared with $132.0 million for the fiscal years ended September 30, 2008 and August 31, 2007, respectively.    Operations produced a gross loss of $3.8 million during the fourth quarter of the fiscal year ended September 30, 2008, compared with a gross loss of $4.6 million during the fourth quarter of the fiscal year ended August 31, 2007.  Gross profits from operations were $2.6 million for the fiscal year ended September 30, 2008 compared with $17.0 million for the fiscal year ended August 31, 2007.  The annual decreases in revenue and gross profits were largely due to lower citrus prices experienced by the Company during the fiscal year ended September 30, 2008 compared with the prior year.

Steven M. Smith, President and Principal Executive Officer, noted, “Alico is pleased to report a net profit during these extremely challenging financial times.  Alico is not immune from the economic environment the United States is experiencing and we are continuing to look for additional ways to increase profitability.  That being said, we believe that the Company is well positioned to weather the storm through these trying economic conditions.”

Alico plans to release its earnings after market close on the following dates for the fiscal year ending September 30, 2009:

First quarter          2/ 9/09
Second quarter   5/11/09
Third quarter       8/10/09
Fourth quarter  12/14/09

About Alico, Inc.

Alico, Inc., a land management company operating in Central and Southwest Florida, owns approximately 135,500 acres of land located in Collier, Glades, Hendry, Lee and Polk counties. Alico is involved in various agricultural operations and real estate activities. Alico's mission is to grow its asset values through its agricultural and real estate activities to produce superior long-term returns for its shareholders.
For Further Information Contact:

Steven M. Smith
LaBelle, Florida
(863) 675-2966

Statements in this press release that are not statements of historical or current fact constitute "forward-looking statements"' within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of the Company to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company's reports and registration statements filed with the Securities and Exchange Commission.